Advanced Series Trust
Semi-Annual period ended 6/30/2012
File number 811-5186

SUB-ITEM 77C
Matters Submitted to a Vote of Security Holders
EXHIBIT



At a special meeting of shareholders held on March 15, 2012, shareholders of the AST American Century Income & Growth Portfolio of the Advanced Series Trust (the "American Century Portfolio") approved a proposal to approve a Plan of Reorganization of the Trust (the "Plan"), on behalf of the American Century Portfolio and the AST New Discovery Asset Allocation Portfolio (the "New Discovery Portfolio"). The Plan provides for the transfer of all of the American Century Portfolio's assets to the New Discovery Portfolio in exchange for the New Discovery Portfolio's assumption of all of the American Century Portfolio's liabilities and the New Discovery Portfolio's issuance to the American Century Portfolio of shares of beneficial interest in the New Discovery Portfolio (the "New Discovery Portfolio Shares"). The New Discovery Portfolio Shares received by the American Century Portfolio will have an aggregate net asset value that is equal to the aggregate net asset value of the American Century Portfolio shares that are outstanding immediately prior to the reorganization transaction. The Plan also provides for the distribution by the American Century Portfolio, on a pro rata basis, of such New Discovery Portfolio Shares to its shareholders in complete liquidation of the American Century Portfolio. A vote in favor of the Plan by the shareholders of the American Century Portfolio will constitute a vote in favor of the liquidation of the American Century Portfolio and the termination of such portfolio as a separate series of the Trust.

		No. of Shares		% of Outstanding Shares
Affirmative	19,597,253.484			90.672%
Against		748,569.452			3.464%
Abstain		1,267,112.097			5.862%







At a special meeting of shareholders held on April 10, 2012, shareholders of the AST International Growth Portfolio of the Advanced Series Trust approved a proposal to enter into a new subadvisory agreement between Prudential Investments LLC and AST Investment Services, Inc. and Jennison Associates LLC.


		No. of Shares		% of Outstanding Shares
Affirmative	218,351,676.348		97.442%
Against		1,865,234.359			.832%
Abstain		3,867,610.624			1.726%







At a special meeting of shareholders held on March 15, 2012, shareholders of the AST CLS Growth Asset Allocation Portfolio of the Advanced Series Trust approved an increase in the investment management fee rate paid to Prudential Investments LLC and AST Investment Services, Inc., by the Portfolio in connection with the implementation of a new investment strategy for the Portfolio.


		No. of Shares		% of Outstanding Shares
Affirmative	84,641,802.309			54.255%
Against		61,822,538.325			39.627%
Abstain		9,544,352.522			6.118%